Exhibit 23.1

CONSENT OF COUNSEL

We hereby consent to the reference to us in the Prospectus constituting part of this Registration Statement on Form S-1, under the captions “The Risks You Face – (22) Shareholders Will Be Subject to Taxation on Their Share of the Master Fund’s Taxable Income, Whether or Not They Receive Cash Distributions; (23) Items of Income, Gain, Deduction, Loss and Credit with respect to Fund Shares could be Reallocated if the IRS does not Accept the Assumptions or Conventions Used by the Master Fund in Allocating Master Fund Tax Items; and (24) The Current Treatment of Long-Term Capital Gains Under Current U.S. Federal Income Tax Law May Be Adversely Affected, Changed or Repealed in the Future,” “Material U.S. Federal Income Tax Considerations” and “Legal Matters.”

New York, New York	/s/ Sidley Austin LLP
March 27, 2007	Sidley Austin LLP